Exhibit 99.1

October 16, 2014

InterCloud System, Inc. Appoints

Timothy A. Larkin as Chief Financial

Officer

SHREWSBURY, N.J., Oct. 16, 2014 (GLOBE NEWSWIRE) -- InterCloud Systems, Inc. (Nasdaq:ICLD) today announced that it has hired Timothy A. Larkin as its new Chief Financial Officer. Prior to joining InterCloud Systems, Mr. Larkin, age 51, served as Executive Vice President and Chief Financial Officer of Warren Resources, Inc. (Nasdaq:WRES) for 19 years. Warren was an innovator in the field of secondary recovery and horizontal drilling in the oil and gas industry. During his tenure, Warren raised over $700 million in financing from both the public and private sectors. Warren's EBITDA grew to $78 million during 2013. Prior to joining Warren, Mr. Larkin served as a Manager in the Audit Department of Deloitte and Touche. He received a B.S. in accounting from Villanova University.

In making this announcement, InterCloud's Chairman and CEO, Mark Munro, commented, "We are excited to have Tim join our team as Chief Financial Officer. Tim played an active role in the founding of Warren Resources. Under his leadership, Warren effected an initial public offering in 2004, created significant value for its shareholders and saw its market capitalization peak at $1 B. His experience as an officer of a successful publicly traded company will be an asset as we implement our aggressive growth strategy for Cloud and the software defined enterprise. Dan Sullivan, InterCloud's CFO for the past three years, will transition to his new role as Chief Accounting Officer. Dan has been an invaluable asset to the company, and we are delighted with his continued critical role on our management team."

About InterCloud Systems, Inc.

InterCloud Systems, Inc. is a single-source provider of end-to-end information technology (IT) and next-generation network solutions to service provider (carrier) and corporate enterprise markets through cloud-centric solutions and services. InterCloud offers cloud and managed services, professional consulting and staffing services, and voice, data and optical solutions to assist its customers in meeting their changing technology demands. Its engineering, design, installation and maintenance services support the build-out and operation of some of the most advanced enterprise, fiber optic, Ethernet and wireless networks. Additional information regarding InterCloud may be found on the Company's website at http://www.intercloudsys.com

CONTACT:	Investor Relations
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Source: InterCloud Systems, Inc.